December 8, 2025 Patrick Charles
Patrick.Charles@siriuspt.com

Dear Patrick,
As a critical member of our team, I am pleased to recognize your ongoing contributions and growth in the role by making the following changes to your employment at SiriusPoint (the "Company"). Provided you sign and return this letter, these changes will be effective January 1, 2026.
•Position and Duties. Though you will remain in your current role, I am minded to increase your responsibilities in 2026 as we discussed. These changes to your terms and conditions reflect my intention to increase your responsibilities.

•Base Salary. Effective January 1, 2026, you will be paid a base salary at an annual rate of $535,000, payable in accordance with the normal payroll practices of the Company and subject to all withholdings and deductions. Your base salary will next be reviewed in 2027.

•Annual Bonus. You will continue to be eligible to receive a performance-based cash bonus with a target of 100% of your new base salary, subject to generally applicable threshold and maximum levels set by the Company as to individual and corporate performance goals. Payment of the annual bonus will generally occur in the first quarter of the year following the Performance Year, provided you are still an active employee of the Company on the day that the annual bonus is paid. Your 2025 annual bonus will be based on your current annual base salary rate of $477,000.

•Long -Term Incentive Awards. You will be eligible to participate in the Company's long-term incentive ("LTI") program with other members of senior management of the Company. Your annual LTI award will have an annual target grant value equal to 175% of your new base salary from 1 January 2026. Your LTI award will be calculated in the same manner as awards granted to other LTI award recipients and will be granted at the same time as awards are granted to other participants in the LTI program and will be subject to the terms set forth in the applicable equity plans and related implementing award agreements and award notices. The above LTI will be granted in Q2 2026.

Except as noted above, all other terms and conditions of your employment remain unchanged including, but not limited to, your status as an at will employee of the Company.

/s/ Scott Egan
Scott Egan
Chief Executive Officer, SiriusPoint

If you have any questions, please let me know. Sincerely,

One WTC, 285 Fulton Street, Suite 47J, New York, NY 10007. T: +1212 312 2500 W: www.siriuspt.com

Acceptance of Offer
I have read, understood and accept all the terms of the offer of employment as set forth above.

/s/ Patrick Charles                        January 10, 2026
Employee Signature    Date

One WTC, 285 Fulton Street, Suite 47J, New York, NY 10007. T: +1212 312 2500 W: www.siriuspt.com

Via Email

Patrick Charles [Redacted Address]
Dear Patrick:

In recognition of the work you have performed and continue to perform for SiriusPoint (the "Company'') and to provide you comfort and assurances as the Company has and continues to go through a period of change, the Company is offering you the Severance Benefits described in this Letter. For purposes of this Letter, you will be referred to as the ''Executive".

1.Defined Terms.

1.1''Base Pay" means Executive's annual rate of base salary in effect immediately prior to the Termination Date. Base Pay shall be determined without regard to overtime, bonuses or other supplemental compensation.

1.2"Cause" has the meaning set forth in any applicable employment or other similar written agreement between Executive and the Company. If there is no such written agreement or if such agreement does not define "Cause," then "Cause" shall mean (i) a material and continued failure of Executive to perform Executive's duties which failure has continued for more than thirty (30) days following written notice of such nonperformance from the Company; (ii) conviction of or pleading guilty or no contest to an act of fraud, embezzlement, or misappropriation of assets or property (tangible or intangible) of the Company thereof; (iii) a material breach of any restrictive covenant or other written agreement Executive is subject to as a Company employee; (iv) commission of a felony, including a plea of guilty or nolo contendere, or an indictment or written admission thereof;
(v) gross negligence or willful misconduct in the performance of Executive's duties that is reasonably likely to have an adverse effect on the business, reputation or financial condition of the Company; or (vi) Executive's material violation of one or more Company policies.

1.3"Good Reason" has the meaning set forth in any applicable employment or other similar written agreement between Executive and the Company. If there is no such written agreement or if such agreement does not define "Good Reason", then "Good Reason" shall mean (1) a material change, by the Company, in Executive's office location or place of work of at least one hundred (100) miles or (2) a material reduction of at least ten percent (10%) of Executive's total annual compensation opportunity (base salary + short term incentive target + long term incentive target). Executive may terminate employment on account of Good Reason only if: (a) Executive provides the Company with written notice of the event(s) alleged to constitute Good Reason within sixty (60) days of the date the event(s) first arose, (b) the written notice sets forth in reasonable detail the event(s) giving rise to Good Reason, and (c) the Company fails to cure such event(s) within thirty (30) days after the receipt of such notice (the "Cure Period"). Executive must terminate employment within thirty (30) days after the expiration of the Cure Period in order for the termination to be on account of Good Reason.
1.4"Termination Date" means the date upon which Executive ceases to be employed by the Company.

2.Severance Benefits.

2.1Provided Executive's Employment is terminated without Cause or Executive terminates his or her employment for Good Reason, Executive will be entitled to the following Severance Benefits:

(a)Cash severance equal to fifty-two (52) weeks of Executive's Base Pay paid in a single a lump sum.

(b)If the Termination Date is on or after April 1st of the year that includes the Termination Date, a pro-rata portion of Executive's annual cash bonus under the Company's then current short-term incentive plan paid at target in a lump sum and prorated based on the number of days worked in the relevant year through Executive's Termination Date. For the avoidance of doubt, if the Termination Date is before April 1st of the year that includes the Termination Date, Executive will be ineligible to receive their annual cash bonus (pro-rated or otherwise) for the year that includes the Termination Date.

(c)If the Termination Date occurs between January 1st and March 31st and as of the Termination Date, Executive has not received his or her annual cash bonus under the Company's then current short-term incentive plan for the year prior to the year that includes the Termination Date, Executive will remain eligible to receive this cash bonus which will be calculated based on the Company's actual performance against the financial targets that were established for that particular plan year, but any applicable individual performance modifiers or metrics will be removed from the bonus calculation.

(d)If, as of the Termination Date, Executive has any outstanding and unpaid cash sign-on or retention awards then, provided Executive has otherwise been in compliance the terms of any agreement(s) governing such sign-on or retention award(s), this or these cash awards will be paid in full in a lump sum.

(e)Executive's health and welfare benefits will be subject to the following treatment:

(1)For a U.S. based Executive, fifty-two (52) weeks of Executive's COBRA costs paid in a lump sum and calculated based on the difference between the active and inactive employee rate for the COBRA eligible benefits Executive has elected as of the date he or she is notified that they are being terminated without Cause or the date when Executive resigns for Good Reason; and

(2)For an Executive based outside the U.S., continuation of the health and welfare benefits Executive has elected, as of the date s/he is notified that they are being terminated without Cause or the date when Executive resigns for Good Reason, for a period of fifty-two (52) consecutive weeks following the Termination Date or if such benefits cannot collectively be continued or maintained on Executive's behalf following the Termination Date, the costs the Company would incur to maintain such benefits for an additional fifty-two (52) weeks if Executive had remained employed with the Company, which will be calculated based on Executive's benefit elections as of the date s/he is notified that they are being terminated without Cause or the date when Executive resigns for Good Reason and paid in a lump sum.

(f)To the extent Executive has any equity grants, these grants will vest and forfeit as set forth below.

(1)For purposes of any equity awards Executive has received, including any awards of restricted stock units (''RSUs"), restricted stock awards ("RSAs"), performance stock units ("PSUs"), and options, other than as set forth below, these awards will continue to vest and forfeit consist with the controlling plan document(s), grant agreement(s), and/or grant notice(s) (or other similar documents, plans, or agreements) through the Termination Date.

(2)For purposes of any grants of RSUs or RSAs with time-based vesting Executive received at or within sixty (60) days of his or her hire date as a sign-on, or other similar, award and not as part of the Company's annual grant cycle of RSUs or RSAs, this or these grant(s) of RSUs or RSAs will vest in full as of the Termination Date and, unless a different delivery timeline is required by applicable law, be delivered within thirty (30) days of the effective date of the severance and general release agreement (or other similar agreement), described below, Executive will be required to sign.

(3)Other than as potentially amended above, the terms of any plan document(s), grant agreement(s), and/or grant notice(s) that apply to any equity awards Executive received, including any awards of RSUs, RSAs, PSUs, or options, remain in full force and effect.

2.2The severance payments and benefits described in Section 2.1 (a) through (f) will collectively be referred to as the "Severance Benefits."

2.3In order to be eligible to receive the Severance Benefits, Executive will be required to execute and not revoke (if applicable) a severance and general release agreement (or other similar agreement) with and satisfactory to the Company. The terms and details of any potential severance and general release agreement (or other similar agreement) which will include, among other things, the timeline(s) to receive the Severance Benefits, will be provided to Executive by the Company closer to Executive's potential Termination Date.

2.4To the extent that Executive receives (1) statutory or other legally required severance pay from the Company in connection with the termination of Executive's employment (except unemployment benefits payable in the U.S. in accordance with state law and payment for accrued but unused vacation) or (2) payment in lieu of any statutory or contractual notice period, the fifty-two (52) weeks of cash Severance Benefits under this Letter will be correspondingly reduced on a dollar-for dollar-basis.
3.Other Rules Relating to Severance Benefits. No right or benefit provided in this Letter will be transferable by Executive. No right or benefit under this Letter will be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive's estate. Any attempts to anticipate, alienate, sell, assign, pledge, encumber, or charge the same will be void.
4.Successors and Assigns. This Letter shall inure to the benefit of, and shall be binding upon, the Company and its successors and assigns, including any successor entity by merger, consolidation or transfer of all or substantially all of the Company's assets. The Company shall require and cause any person, group or entity that acquires all or substantially all of the assets of the Company to accept and be bound by the terms of this Letter.

5.Miscellaneous Provisions.

5.1Governing Law. For a U.S. based Executive, this Letter shall be construed in accordance with and governed by the laws of the state of New York. For Executives based outside the U.S., this Letter shall be constructed in accordance with and governed by the laws of the country and/or jurisdiction where Executive is employed by the Company.
5.2Entire Agreement. This Letter constitutes the entire agreement and understanding between Executive and Company concerning Executive's severance rights and supersedes all prior negotiations, understandings, or agreements between the parties, whether written or oral, concerning such matters.

5.3Employment at Will. To the extent Executive is a U.S. based employee, Executive's employment with the Company shall remain and continue to be at will. Nothing in this Letter shall provide Executive with any right to continued employment with the Company for any specific period of time or interfere with or restrict the right of either Executive or the Company to terminate Executive's employment with the Company.
5.4Waiver: Amendment. No waiver of any breach of this Letter shall be construed to be a waiver of any other breach of this Letter. No waiver or amendment of this Letter shall be effective unless set forth in a written document signed by Executive and an authorized representative of the Company.

We hope the Severance Benefits described in this Letter provide you with security and peace of mind as the Company continues to go through a period of change.

Dan Malloy
Dan Malloy
/s/ Dan Malloy
Chief Executive Officer SiriusPoint

Patrick Charles
Date: August 15, 2022

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